Exhibit 10.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on December 16, 2013, by and between Cubic Energy, Inc., a Texas corporation (the “Company”), and Calvin A. Wallen, III (the “Employee”).

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated February 29, 2008 (the “Agreement”); and

WHEREAS, the Company and the Employee agree to amend the Agreement pursuant to the terms set forth herein;

NOW THEREFORE, in consideration of the promises and the agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Company and the Employee agree as follows:

1.                            Salary.  Section 4(a) of the Agreement is hereby amended to read in its entirety as follows, for all pay periods commencing on or after November 27, 2013:

“(a)                            Salary:  $33,333.33 per month, payable in accordance with the Company’s ordinary payroll practices, and subject to all applicable withholding obligations, or such higher compensation as may be established by the Company from time to time.  Should the Employee become “Partially Disabled,” which for purposes of this subsection means the inability because of any physical or emotional illness to perform his assigned duties under this Agreement, the Employee’s Salary shall nevertheless be paid in full prior to the Employee’s termination pursuant to Section 10.  If the Employee, during any period of Partial Disability, receives any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by the Company, the amount of Salary that the Employee would be entitled to receive from the Company during the Partial Disability shall be decreased by the amounts of such payments.”

2.                                      Life and Health Insurance.  Section 5 of the Agreement is hereby amended to read in its entirety as follows:

“5.  Life and Health  Insurance.  The Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Employee in any amount or amounts considered advisable by the Company, and the Employee shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.  The Company may provide health insurance, including major medical coverage, for the Employee.  All insurance provided to Employee shall be in such form and provide such coverage as may be determined by the Board of Directors or the Compensation Committee of the Board of Directors.  Until such time as the Company provides health insurance coverage to the Employee, commencing on January 1, 2014, the Company shall reimburse the Employee for expenses incurred by him for his personal health insurance premiums, in an amount not to exceed $1,500 per month.

Reimbursement requests must be timely submitted by the Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.  In no event shall the Employee be entitled to any reimbursement payments after the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.  This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.”

3.                                      Defined Terms.  All capitalized terms used in this Amendment which are not defined herein shall have the meanings set forth therefor in the Agreement.

4.                                      Remaining Agreement Terms.  Except as amended by this Amendment, any and all other terms of the Agreement shall remain in full force and effect.

5.                                      Execution in Counterparts; Electronic Transmission.  This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.  Transmission by facsimile or other electronic means of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

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IN WITNESS WHEREOF, the Company and Employee have duly executed this Amendment to be effective as of the date first set forth above.

CUBIC ENERGY, INC.

By:	/s/David B. Brown
David B. Brown
Chairman of Compensation Committee

EMPLOYEE:

/s/Calvin A. Wallen, III
Calvin A. Wallen, III, individually